EXHIBIT 16

                LETTER REGARDING CHANGE IN CERTIFYING ACCOUNTANT

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                [Goff Ellenbogen Backa & Alfera, LLC letterhead]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         Pursuant to 17 C.F.R. ss.228.304(a)(3), we have reviewed the language under the heading "Item 4. Changes in Registrant's Certifying Accountant" in the Current Report on Form 8-K, dated September 18, 1998, to be filed with the Securities and Exchange Commission by Carnegie Financial Corporation. We agree with the statements contained therein. However, aside from the receipt of notification of such action, we have no basis for making a determination whether the board of directors met concerning this matter.


/s/ Goff Ellenbogen Backa & Alfera, LLC
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Goff Ellenbogen Backa & Alfera, LLC




September 15, 1998
Pittsburgh, Pennsylvania